Exhibit 10.2

Description of Waiver Agreement with Gino Chitaroni

This description summarizes a verbal agreement between the Intervia Inc. (the ``Company“, ``we”, “us”, “our”) and Mr. Gino Chitaroni (the “Optionor”) regarding the Option Agreement dated July 15, 2010 between the Company and the Optionor pursuant to which the Company has acquired the right to purchase a 100% interest in the Proteus Property. The Option Agreement was filed as Exhibit 10.1 to our Annual Report on Form 10-K for the fiscal year ended January 31, 2010.

In order to acquire the Property pursuant to the Option Agreement, we must make the following cash payments and incur the following amounts on exploration and development:

a)	$25,000 upon the execution of the agreement (paid);
b)	an additional $25,000 cash (paid) and incur $75,000 in exploration expenditures by July 15, 2011 (paid);
c)	an additional $25,000 cash and incur an additional $100,000 in exploration expenditures by July 15, 2012; and
d)	incur an additional $150,000 in exploration expenditures by July 15, 2013.

The Option Agreement also provides that, if we fail to make any of the above described payments or expenditures in accordance with the applicable deadlines, the Optionor has the right to provide us with a notice of default. If we fail to cure our default within a 60 day period following the notice of default, the Option Agreement will terminate and we will lose our right to acquire the property. As of July 18, 2011, we had paid $50,000 to the Optionor in respect of the first and second option payments. However, we had not satisfied the $75,000 work requirement due by July 25, 2011. At our request, the Optionor agreed to waive the deadline for completion of the work to be performed. In consideration of the waiver, we advanced an aggregate of $75,000 to Blackstone Development Inc., a geological consulting firm owned by Optionor. The $75,000 was held in trust until it was applied toward the performance of our work obligations for 2011, which were executed by Blackstone Development Inc. These work obligations were complete as of November 17, 2011 and our right to purchase the property in accordance with the Option Agreement has been preserved.